EXHIBIT 99.b

                     COMPENSATION AND FEES

     The following table shows all types of compensation, fees, profits or distributions that have been, may or will be received by the General Partner and its affiliates in connection with this offering and the operation of the Partnership. Such fees were determined by the General Partner and its affiliates in connection with the organization of the Partnership and the offering of the Units made hereby, and not by arm's length negotiations. See "Conflicts of Interest" and "Summary of the Partnership Agreement."

Person Receiving        Form of            Method and Amount
  Compensation      Compensation(1)          of Compensation

                OFFERING AND ACQUISITION PHASE

USAA Investment     Selling commissions   4% of the gross proceeds
Management Company  as the Sales Agent in of the offering ($20
("USAA Investment   the offering of the   per Unit sold), or
Management" or the  Units.                $2,600,000 in the event
"Sales Agent")                            130,000 Units are sold
                                          ($2,990,000 in the
                                          event 149,500 Units are
                                          sold).

USAA Investment     Non-accountable       2% of the gross
Management          expense allowance.    proceeds of the
                                          offering, or $1,300,000
                                          in the event 130,000
                                          Units sold ($1,495,000
                                          in the event 149,500
                                          Units are sold).

USAA Financial      Acquisition Fees to   A maximum of 4% of the
Services Company    be received on all    gross proceeds of the
(the "Adviser")     Partnership acquisi-  offering, or $2,600,000
                    tions of properties   in the event 130,000
                    for finding and       Units are sold
                    recommending such     ($2,990,000 in the
                    properties to the     event 149,500 Units are
                    General Partner (see  sold).
                    footnotes under


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Person Receiving        Form of            Method and Amount
  Compensation      Compensation(1)          of Compensation

                    "Estimated Use of
                    Proceeds" and the
                    Glossary).

USAA Investment     Management fees       An annual fee of up to
Management          relating to any       1/2 of 1% of the amount
                    interim investment    of any preliminary
                    in a money market     investment in a money
                    fund sponsored by     market fund sponsored
                    USAA or any affiliate by USAA or any
                    of USAA paid by the   affiliate of USAA.
                    fund in which the     (See "Investment
                    investment is made.   Objectives and Policies
                                          - Preliminary
                                          Investments").

                     OPERATIONAL PHASE

USAA Properties     General Partner's     An aggregate of 1% of
III, Inc. (the      distributive share.   Distributable Cash,
"General Partner")                        Taxable Income and Tax
                                          Losses.(2)(3)

Adviser             Management Fee for    4% of Cash Receipts from
                    managing the Part-    Operations, but in any
                    nership's business.   event not in excess of
                                          9% of Adjusted Cash
                                          Flow.(2)(3)


                   LIQUIDATION PHASE

Adviser             Subordinated real     A real estate brokerage
                    estate commissions    commission not to exceed
                    upon sales of         the lesser of 1% of the
                    properties.           aggregate Selling Prices
                                          of the properties sold
                                          or 50% of the Competitive
                                          Brokerage Commission,
                                          subordinated to (i) the
                                          repayment to the Limited

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Person Receiving        Form of             Method and Amount
  Compensation      Compensation(1)          of Compensation


                                          Partners of an amount
                                          equal to their Adjusted
                                          Capital Contributions;
                                          (ii) the payment to the
                                          Limited Partners of a
                                          cumulative annual cash
                                          return equal to 6% of
                                          their average Adjusted
                                          Capital Contributions for
                                          all fiscal years; and
                                          (iii) the payment to all
                                          Partners of an amount
                                          equal to their respective
                                          positive Capital Account
                                          balances to the extent
                                          such balances exceed the
                                          amounts provided for in
                                          the preceding clauses (i)
                                          and (ii). (2)


General Partner     General Partner's     An aggregate of 10% of
                    share of Sale or      all Sale or Refinancing
                    Refinancing Proceeds. Proceeds remaining after
                                          (i) the repayment to the
                                          Limited Partners of an
                                          amount equal to their
                                          Adjusted Capital
                                          Contributions; (ii) the
                                          payment to the Limited
                                          Partners of a cumulative
                                          annual cash return equal
                                          to 6% of their Adjusted
                                          Capital Contributions for
                                          all fiscal years; (iii)
                                          the payment to all
                                          Partners of an amount
                                          equal to their respective
                                          positive Capital Account

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Person Receiving        Form of             Method and Amount
  Compensation      Compensation(1)          of Compensation

                                          balances to the extent
                                          such balances exceed the
                                          amounts provided for in
                                          the preceding clauses (i)
                                          and (ii); and (iv)
                                          payment to the Adviser
                                          of the real estate
                                          brokerage commissions
                                          described above. (2)


(1) The Partnership is required by law to commit not less than a specified percentage of the gross proceeds of this offering to Investment in Properties. The percentage required to be committed to Investment in Properties must be at least equal to the greater of (a) 80% of the gross proceeds of the offering reduced by .1625% for each 1% of indebtedness encumbering the Partnership's properties (the percent of indebtedness encumbering Partnership properties is calculated by dividing the aggregate indebtedness encumbering Partnership properties by the aggregate purchase price of such properties) or (b) 67% of the gross proceeds of the offering. As an example to illustrate the foregoing limitation, assume that the Partnership acquires properties subject to aggregate indebtedness (including, in the case of an acquisition of property by a general partnership or other joint venture, all the indebtedness to which such property is subject) equal to 60% of their purchase prices. The minimum percentage of gross proceeds of the offering required to be committed to Investment in Properties in such a case would be 70.25%, computed as follows: 80% - (60% x .1625) = 70.25%. As indicated under the "Estimated Use of Proceeds" table appearing above, however, it is anticipated that the Partnership's Investment in Properties will be well in excess of the amount required under these rules.

(2) The actual amount for this item is not now determinable because it depends upon the actual results of operations of the Partnership.

(3) Cash Receipts from Operations consists of all cash receipts from operations of the Partnership's properties in the ordinary course of business (and such receipts of general partnerships or other joint ventures in which the Partnership has invested) without deduction for depreciation, the Management Fee, or any other expenses. Adjusted Cash Flow consists of Gross Revenues (essentially all Partnership revenues) less all Operating Cash Expenses, including any adjustments to Reserves, other than the Management Fee. Distributable Cash consists of Adjusted Cash Flow less the Management Fee. See the Glossary.

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     It is anticipated that the Partnership's properties will be managed by unaffiliated management firms. The Adviser presently manages properties for USAA but neither it nor its affiliates provide property management services for properties owned by an Prior USAA Partnership. The Partnership Agreement permits the Partnership to obtain property management services from the General Partner, the Adviser, or another affiliate of the General Partner and in the event such services are provided the compensation therefor will be limited to the lesser of the competitive fee for similar services in the same geographic area or (i) 5% of gross revenues from each residential property, (ii) 6% of gross revenues from each industrial and commercial property if leasing and related services are performed, (iii) 3% of gross revenues from each industrial and commercial property if no leasing and related services are performed and (iv) 1% of gross revenues from each industrial and commercial property leased on a long-term (10 years or more) net basis (except for a one-time initial leasing fee of 3% of the gross revenues on each lease payable over the first five full years of the original term of the lease). The actual amount of such compensation is not now determinable.

     The General Partner may elect to obtain insurance brokerage services from affiliates in connection with obtaining insurance on the Partnership's properties provided (i) the cost of providing such services, including the cost of the insurance, is no greater than the lowest quote obtained from two unaffiliated insurance agencies and the coverage and terms are likewise comparable and (ii) the entity providing the services is independently engaged in the business of providing such services to non-affiliates and derives at least 75% of its insurance brokerage service gross revenue from other than affiliates.

     As indicated in the table of compensation and fees appearing above, the Partnership will provide USAA Investment Management with a non-accountable expense allowance equal to 2% of the gross proceeds of the offering to cover expenses incurred in connection with the formation of the Partnership and the offering and sale of the Units. In addition, the General Partner and its affiliates will be reimbursed by the Partnership for: (i) the actual cost to the General Partner or such affiliates of goods and materials used for or by the Partnership and obtained from entities which are not affiliated with the General Partner; (ii) salaries and related salary expenses for certain services which could be performed directly for the Partnership by independent parties (subject to limitations set forth in the Partnership Agreement) and (iii) the cost of Partnership reports and communications to Limited Partners. No reimbursement under (ii) or (iii) above shall be permitted for services for which the General Partner or any of its affiliates receives a separate fee. The following items shall also be excluded from the allowable reimbursement: (i) Acquisition Expenses, (ii) the salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to persons controlling the General Partner or affiliates and (iii) any overhead expenses of the General Partner or its affiliates, such as rent, depreciation, utilities, capital equipment and other administrative items. The

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Partnership's annual report to Limited Partners will include a breakdown of reimbursements made to the General Partner and its affiliates. The foregoing reimbursements for expenses will be made to the General Partner and its affiliates regardless of whether any distributions are made to the Limited Partners.



           PROFITS AND LOSSES AND CASH DISTRIBUTIONS

DISTRIBUTIONS OF CASH FROM OPERATIONS

     Distributable Cash will be paid in the ratio of 1% to the General Partner and 99% to the Limited Partners. Distributable Cash is defined in the Partnership Agreement to mean generally the Partnership's net cash flow, after adjustments for Reserves, and after payment of all Operating Cash Expenses including the Management Fee payable to the Adviser. Thus, the Management Fee payable to the Adviser will reduce the amount of Distributable Cash available for distribution to the Partners in any year. There can be no assurance that there will be any cash return to the Limited Partners. See the Glossary and the definitions in
Article III of the Partnership Agreement.

     Distributable Cash, when available, will be distributed to the Limited Partners on a quarterly basis. Distributions will be made to the persons recognized as holders of the Units on the last day of the applicable fiscal quarter in proportion to the number of Units held by them. To the extent feasible, the quarterly distributions will be equal in amount for the first three quarters of each fiscal year, based upon the General Partner's estimate of Distributable Cash which will be available for the full year. Distributions of cash may be from funds included in Reserves to the extent not needed for operations.

     The share of Distributable Cash payable to the General Partner, in relation to the share of Distributable Cash payable to the Limited Partners, is disproportionate to the Partners' relative cash contributions of capital to the Partnership.


DISTRIBUTIONS FROM SALE OR REFINANCING OF PROPERTIES

     Sale or Refinancing Proceeds, if any, will be paid: (i) first, to the Limited Partners in an amount equal to the Limited Partners' Adjusted Capital Contributions; (ii) second, to the Limited Partners in an amount equal to the difference between a cumulative annual cash return of 6% based upon the Limited Partners' average annual Adjusted Capital Contributions and an amount equal to all Distributable Cash plus any Sale or Refinancing Proceeds previously received; and (iii) third, to all the Partners in an amount equal to their respective positive Capital Account balances to the extent such balances, if any, exceed the amounts provided for in the preceding clauses (i) and
(ii).  Thereafter, subject to the payment of real estate

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brokerage commissions to the Adviser equal to the lesser of 1% of the Selling Prices of all properties sold or 50% of the Competitive Brokerage Commissions on such properties, any remaining Sale or Refinancing Proceeds will be distributed 90% to the Limited Partners and 10% to the General Partner. The Partnership will be obligated to pay to the Adviser, out of subsequent distributions of Sale or Refinancing Proceeds, all or any portion of any real estate brokerage commissions to the extent that any distribution of any prior Sale or Refinancing Proceeds shall be insufficient to pay them in full. Each Limited Partner's cumulative annual cash return of 6% cited in (ii) above will be calculated commencing as of the end of the calendar quarter in which such Limited Partner makes his Capital Contribution.

     Until all properties are liquidated and a final distribution is made of Sale or Refinancing Proceeds, the cumulative 6% return discussed above will be offset and reduced by all distributions of Distributable Cash and Sale or Refinancing Proceeds throughout the life of the Partnership. Any distribution of Sale or Refinancing Proceeds made in order to satisfy such 6% cumulative return requirement, to the extent it may turn out to be excessive on the basis of the Partnership's final accounting, will be treated as a partial return of Limited Partners' Capital Contributions. However, the amount returnable as Limited Partners' Capital Contributions will not be reduced to the extent that prior distributions of cash from operations should exceed such 6% return.

     It should be noted that the Limited Partners' preferential right to a return of their Capital Contributions out of Sale or Refinancing Proceeds will not be affected by any reduction required to be made in the basis of their Units for tax purposes.
See "Income Tax Consequences - Tax Basis for the Units."

     The share of Sale or Refinancing Proceeds payable to the General Partner, in relation to the share of Sale or Refinancing Proceeds payable to the Limited Partners, is disproportionate to the Partners' relative cash contributions of capital to the Partnership.

     If Sale or Refinancing Proceeds are distributed, the date on which any assignment of Units was made will determine whether such proceeds will be paid to the assignor or the assignee. See
"Taxable Income and Tax Losses" below.


TAXABLE INCOME AND TAX LOSSES

     The Partnership's Taxable Income and Tax Losses from current operations (which are defined in the Partnership Agreement to mean income and loss as determined for Federal income tax purposes) as well as any tax-exempt income will be allocated, with respect to operations for each taxable year, 99% to the Limited Partners and 1% to the General Partner. These

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allocations are in proportion to the shares of Distributable Cash to which the General Partner and Limited Partners are entitled with respect to each taxable year (although the amount of Distributable Cash available in each year may be different from the amount of Taxable Income and Tax Losses so allocated).

     Taxable Income, tax-exempt income and Tax Losses from current operations will be apportioned among Limited Partners based upon a weighted average which takes account of the number of days that each Limited Partner was a Limited Partner and the ratio that each Limited Partner's number of the Units bears to the total number of Units.

     Taxable Income from a Sale or Refinancing will be allocated among the Partners in proportion to the amounts of Sale or Refinancing Proceeds to which they are entitled, after allocating such Taxable Income to bring all Partners' negative Capital Accounts to zero. Tax Losses from a Sale or Refinancing will be allocated 99% to the Limited Partners and 1% to the General Partner, after allocating such Tax Losses to bring all Partners' positive Capital Accounts to zero. However, in no event will the General Partner be allocated less than 1% of Taxable Income or Loss from a Sale or Refinancing.

     Sale or Refinancing Proceeds, if any, arising from the Sale or Refinancing of a property will be distributed, and all related Taxable Income or Tax Losses will be allocated, to the persons recognized as holders of the Units on the date on which the Sale or Refinancing occurred in proportion to the numbers of Units held by them.

     Taxable Income, tax-exempt income and Tax Losses from current operations for any year will be allocated between a transferor and a transferee of Units based upon the number of days during the year that each is recognized as a holder of Units, without regard to whether Partnership operations during the portion of the year that the transferor or transferee held the Units produced profits or losses or cash distributions. For this purpose and for purposes of allocating Sale or Refinancing Proceeds transfers will be effective the day after the transfer is approved by the transfer committee of the General Partner, but in no event later than the last day of the calendar quarter following receipt of notice of the assignment and required documentation.

     The share of Taxable Income and Tax Losses allocable to the General Partner, in relation to the share of Taxable Income and Tax Losses allocable to the Limited Partners, is disproportionate based upon their cash contributions of capital to the Partnership.

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TAX TREATMENT OF DISTRIBUTIONS

     It is expected that the Partnership will report less Taxable
Income during its initial years of operation than it has Distributable Cash, primarily because of deductions for depreciation. As a result, some or all distributions of Distributable Cash in the Partnership's initial years would be treated for tax purposes as a return of capital which is non-taxable. No assurances may be given in this regard, however, since it is possible that Taxable Income may exceed Distributable
Cash even in the early years of operations if the amount of borrowed money (i.e., leverage) is low, and if no accelerated depreciation is taken.


PARTNERSHIP ACCOUNTING

     In order to carry out provisions of the Partnership Agreement giving Limited Partners the right to a cumulative return of their original Capital Contributions before any proceeds from the sale or refinancing of properties are distributed to the General Partner, separate records will be kept by the Partnership showing, for each Partner, his original Capital Contribution and his Adjusted Capital Contribution. The Adjusted Capital Contribution of each Partner will basically represent his original Capital Contribution reduced by the cumulative amount of all cash distributions made to him of Sale or Refinancing Proceeds. (Adjusted Capital Contributions will not be reduced by reason of any distributions of Distributable Cash, and will bear no relation to tax basis for the Units.) See the Glossary and Articles III and VI of the Partnership Agreement.

     In addition, in order to give effect to the provisions of the Partnership Agreement governing the treatment of Sale or Refinancing Proceeds, as summarized above, separate records will also be kept showing a Capital Account for each Partner. Initially, the Capital Account of each Partner will be the amount of his original Capital Contribution. The Capital Account of each Partner will be reduced to the extent of Tax Losses and other deductions allocated and Distributable Cash distributed to such Partner, but increased to the extent of Taxable Income and any tax-exempt income allocated to each Partner. Reductions of a Limited Partner's Capital Account in this manner need not affect his preferential right to a return of his Capital Contribution out of Sale or Refinancing Proceeds.

     The Partnership will apply to the Internal Revenue Service for permission to use a fiscal year beginning on November 1 and ending on October 31 of each year. If the Service does not authorize the Partnership to use such a fiscal year, the Partnership will use a calendar year as its fiscal year.